Geeknet Announces Second Quarter Financial Results

Revenue increases 15% in second quarter to $23.1 million, highlighted by 24% growth in ThinkGeek revenue

FAIRFAX, Va., Aug. 2, 2012 /PRNewswire/ -- Geeknet, Inc. (Nasdaq: GKNT), the online network for the global geek community, today announced financial results for the quarter ended June 30, 2012.

(Logo: http://photos.prnewswire.com/prnh/20120510/MM05555LOGO)

Total revenue for the second quarter of 2012 was $23.1 million compared to $20.1 million of revenue for the second quarter of 2011. Net income for the second quarter of 2012 was $1.6 million or $0.25 per diluted share compared to net loss of $2.1 million or $0.34 per share, for the same period a year ago. Net income for the second quarter of 2012 includes a $4 million gain related to the sale of a preferred stock investment.

Adjusted EBITDA for the second quarter of 2012 was a loss of $541,000, compared to an adjusted EBITDA loss of $457,000 for the same period a year ago. Adjusted EBITDA for the second quarter of 2012 includes a $210,000 charge against inventory related to the voluntary removal of a product from the ThinkGeek site following a Consumer Product Safety Commission complaint against the manufacturer. A reconciliation of net income as reported to adjusted EBITDA is included in this release.

Second Quarter Highlights:

  ThinkGeek e-commerce revenue increased 24 percent to $17.8 million for the second quarter of 2012, compared to $14.3 million for the second quarter of 2011.  Orders received increased by 21 percent in the second quarter of 2012 as compared with the same period last year.
  Media revenue decreased 8 percent to $5.3 million for the second quarter of 2012, compared to $5.8 million for the second quarter of 2011.
  Total cash and investments at the end of second quarter 2012 was $34.6 million.

"It was a successful quarter as we continue to focus on delivering profitable growth, positive adjusted EBITDA and positive cash from operations for 2012", said Ken Langone, Executive Chairman, Geeknet. "We continue to be confident that we have a large market opportunity ahead and will invest aggressively to drive growth while doing so responsibly to deliver profitable returns."

Supplemental schedules of the Company's quarterly statements of operations and operational statistics are available on the Company's web site at geek.net/cyresults.

A conference call and audio webcast will be held at 11:00 a.m. ET on August 2, 2012 and may be accessed by calling (877) 348-9353 or (253) 237-1159 outside the U.S., or by visiting geek.net/investors. An audio replay will be available between 2:00 p.m. ET on August 2, 2012 and 11:59 p.m. ET on August 16, 2012 by calling (855) 859-2056 or (404) 537-3406, with Conference ID 87213993.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we also report adjusted EBITDA. Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. We believe that adjusted EBITDA provides useful information to both management and investors and is an additional measurement which may be used to evaluate our operating performance. Our management and Board of Directors use adjusted EBITDA as part of their reporting and planning process and it is the primary measure we use to evaluate our operating performance. In addition, we have historically reported adjusted EBITDA to the investment community. We also believe that the financial analysts who regularly follow and report on us and the business sector in which we compete use adjusted EBITDA to prepare their financial performance estimates to measure our performance against other sector participants and to project our future financial results.

We define adjusted EBITDA as net income or net loss which is adjusted for interest and other income (expense) net and income taxes as well as stock-based compensation, gain on sale of assets and depreciation and amortization. The method we use to produce adjusted EBITDA is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a substitute for results prepared in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA, as we compute it, excludes certain expenses that we believe are not indicative of our core operating results, as well as income taxes, stock-based compensation and depreciation and amortization. We consider our core operating results to include revenue recorded in a particular period and the related expenses that are intended to directly drive operating income during that period.

The EBITDA calculation excludes interest, income taxes and depreciation and amortization by its nature. In addition, when we compute adjusted EBITDA we exclude stock-based compensation, gain on sale of assets and other amounts included in the Interest income and other income (expense) net caption, as we believe that these amounts represent income and expenses that are not directly related to our core operations. Although some of the items may recur on a regular basis, management does not consider activities associated with these items as core to its operations. With respect to stock-based compensation, we recognize expenses associated with stock-based compensation that require management to make assumptions about our common stock, such as expected future stock price volatility, the anticipated duration of outstanding stock options and awards and the rate at which we recognize the corresponding stock-based compensation expense over the course of future fiscal periods. While other forms of expenses (such as cash compensation, inventory costs and real estate costs) are reasonably correlated to our underlying business and such costs are incurred principally or wholly in the particular fiscal period being reported, stock-based compensation expense is not reasonably correlated to the particular fiscal period in question, but rather is based on expected future events that have no relationship (and in certain instances, an inverse relationship) with how well we currently operate our business. Gain on sale of assets is excluded from adjusted EBITDA because such activities are not representative of our core operations.

About Geeknet, Inc.

Geeknet is home to some of the best-known brands in the geek universe, and is the online network for the global geek community. We serve an audience of approximately 48 million users* each month and provide the tech-obsessed with content, culture, connections, commerce, and all the things that geeks crave. Want to learn more? Check out geek.net.

* Source: Google Analytics and Omniture, June 2012

Geeknet is a trademark of Geeknet, Inc. SourceForge, Slashdot, ThinkGeek, and Freecode are trademarks of Geeknet, Inc. in the United States and other countries. All other trademarks or product names are property of their respective owners.

NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, and involve risks and uncertainties. Forward-looking statements contained herein include statements regarding potential profitability and the growth prospects for our online media and e-commerce businesses. Actual results may differ materially from those expressed or implied in such forward-looking statements due to various factors, including: success in designing and offering innovative online advertising programs; decreases or delays in online advertising spending, especially in light of current macroeconomic challenges and uncertainty; our effectiveness at planning and managing our e-commerce inventory; our ability to achieve and sustain higher levels of revenue; our ability to protect and defend our intellectual property rights; rapid technological and market change; unforeseen expenses that we may incur in future quarters; and competition with, and pricing pressures from larger and/or more established competitors. Investors should consult our filings with the Securities and Exchange Commission, sec.gov, including the risk factors section of our Annual Report on Form 10-K for the year ended December 31, 2011, for further information regarding these and other risks of our business. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we do not assume any obligations to update such statements or the reasons why actual results could differ materially from those projected in such statements.

GEEKNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net revenue:
e-Commerce revenue	$ 17,804	$ 14,319	$ 35,314	$ 29,524
Media revenue	5,275	5,751	10,028	10,462
Total net revenue	23,079	20,070	45,342	39,986
Cost of revenue:
e-Commerce cost of revenue	15,708	13,209	30,651	26,843
Media cost of revenue	1,186	1,459	2,186	2,805
Total cost of revenue	16,894	14,668	32,837	29,648
Gross margin	6,185	5,402	12,505	10,338
Operating expenses:
Sales and marketing	3,584	3,302	6,784	6,669
Research and development	1,880	1,309	3,770	2,286
General and administrative	3,098	2,927	6,398	5,899
Amortization of intangible assets	21	20	43	41
Total operating expenses	8,583	7,558	16,995	14,895
Loss from operations	(2,398)	(2,156)	(4,490)	(4,557)
Gain on sale of non-marketable securities	4,021	-	4,021	-
Interest and other income (expense), net	(14)	15	(30)	7
Income (loss) before income taxes	1,609	(2,141)	(499)	(4,550)
Provision (benefit) for income taxes	-	-	13	(23)
Net income (loss)	$ 1,609	$ (2,141)	$ (512)	$ (4,527)
Net Income (loss) per share:
Basic	$ 0.25	$ (0.34)	$ (0.08)	$ (0.72)
Diluted	$ 0.25	$ (0.34)	$ (0.08)	$ (0.72)
Shares used in per share calculations:
Basic	6,442	6,306	6,409	6,294
Diluted	6,473	6,306	6,409	6,294

GEEKNET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$ 34,609	$ 36,910
Accounts receivable, net of allowance of $244 and $27 as of June 30, 2012 and December 31, 2011, respectively	5,722	6,264
Inventories, net	11,160	8,935
Prepaid expenses and other current assets	4,180	2,377
Total current assets	55,671	54,486
Property and equipment, net	5,545	5,717
Other long-term assets	2,027	4,089
Total assets	$ 63,243	$ 64,292

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 5,264	$ 6,327
Deferred revenue	3,311	3,500
Accrued liabilities and other	1,758	3,409
Total current liabilities	10,333	13,236
Other long-term liabilities	79	71
Total liabilities	10,412	13,307
Commitments and Contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 1,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; authorized — 25,000; issued — 6,611 and 6,473 shares, as of June 30, 2012 and December 31, 2011, respectively; outstanding — 6,468 and 6,361 shares as of June 30, 2012 and December 31, 2011, respectively	7	7
Treasury stock	(1,431)	(978)
Additional paid-in capital	810,642	807,829
Accumulated other comprehensive income	(3)	(1)
Accumulated deficit	(756,384)	(755,872)
Total stockholders' equity	52,831	50,985
Total liabilities and stockholders' equity	$ 63,243	$ 64,292

GEEKNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net loss	$ (512)	$ (4,527)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,050	1,056
Stock-based compensation expense	2,620	1,913
Provision for bad debts	224	3
Provision for excess and obsolete inventory	263	221
Provision for returns	416	492
Gain on sale of non-marketable securities	(4,021)	-
Loss on sale of assets, net	4	-
Changes in assets and liabilities:
Accounts receivable	318	(1,738)
Inventories	(2,488)	3,790
Prepaid expenses and other assets	(1,764)	(1,165)
Accounts payable	(1,063)	(8,760)
Deferred revenue	(190)	832
Accrued restructuring liabilities	-	-
Accrued liabilities and other	(2,065)	(2,160)
Other long-term liabilities	8	4
Net cash used in operating activities	(7,200)	(10,039)
Cash flows from investing activities:
Purchase of property and equipment	(848)	(921)
Proceeds from sale of non-marketable equity investment	6,000	-
Proceeds from sales of intangible assets, net	10	65
Net cash provided by (used in) investing activities	5,162	(856)
Cash flows from financing activities:
Proceeds from issuance of common stock	191	679
Repurchase of stock	(452)	(189)
Net cash (used in) provided by financing activities	(261)	490
Effect of exchange rates on cash and cash equivalents	(2)	(5)
Net decrease in cash and cash equivalents	(2,301)	(10,410)
Cash and cash equivalents, beginning of year	36,910	35,333
Cash and cash equivalents, end of period	$ 34,609	$ 24,923

GEEKNET, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Reconciliation of net income( loss) - as reported to adjusted EBITDA:
Net Income (loss) - as reported	$ 1,609	$ (2,141)	$ (512)	$ (4,527)
Reconciling items:
Gain on sale of non-marketable securities	(4,021)	-	(4,021)	-
Interest and other (income) expense, net	14	(15)	30	(7)
Provision (benefit) for income taxes	-	-	13	(23)
Stock-based compensation expense included in cost of revenues	80	79	207	123
Stock-based compensation expense included in operating expenses	1,240	1,105	2,413	1,790
Depreciation and amortization	537	515	1,050	1,056
Adjusted EBITDA	$ (541)	$ (457)	$ (820)	$ (1,588)

GKNT-F

CONTACT: Todd Friedman or Nicole Gunderson of The Blueshirt Group, (415) 217-7722, ir@geek.net, for Geeknet, Inc.